EXHIBIT 99.1

EXPLANATION OF RESPONSES

(1)
Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. On November 28, 2023, Insight Partners XI, L.P. elected to convert 122,122 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners (Cayman) XI, L.P. elected to convert 133,791 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners (Delaware) XI, L.P. elected to convert 17,082 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners XI (Co-Investors), L.P. elected to convert 2,033 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners XI (Co-Investors) (B), L.P. elected to convert 2,802 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, and Insight Partners (EU) XI, S.C.Sp. elected to convert 15,868 shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2)	Held directly by Insight Partners XI, L.P.
(3)	Held directly by Insight Partners (Cayman) XI, L.P.
(4)	Held directly by Insight Partners (Delaware) XI, L.P.
(5)	Held directly by Insight Partners XI (Co-Investors), L.P.
(6)	Held directly by Insight Partners XI (Co-Investors) (B), L.P.
(7)	Held directly by Insight Partners (EU) XI, S.C.Sp.